UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
MHC MUTUAL CONVERSION FUND, L.P. CLOVER PARTNERS, L.P. CLOVER INVESTMENTS, L.L.C. MICHAEL C. MEWHINNEY JOHNNY GUERRY GAROLD R. BASE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Clover Partners Responds to Hampden Bancorp’s Most Recent Letter to Stockholders.

Vote to protect the value of your investment. Vote the WHITE proxy card.

October 22, 2013

Dear fellow Hampden Bancorp stockholders:

We are soliciting your support to elect two new directors to the Board of Directors (the “Board”) of Hampden Bancorp, Inc. (“Hampden Bancorp”, “Hampden”, or the “Company”) (NASDAQGM: HBNK) at the Annual Meeting of Stockholders, which will be held on November 5, 2013 in Springfield, Massachusetts. MHC Mutual Conversion Fund, L.P., a fund managed by Clover Partners L.P., is a long-time stockholder of Hampden Bancorp with a significant amount of its capital at risk – 459,660 shares worth $7.8 million, or approximately 8.1% of Hampden Bancorp’s outstanding common stock. As one of the largest stockholders of Hampden Bancorp, we believe our interests are aligned with ALL stockholders, as the value of our investment, just like any other stockholder’s investment, rises and falls based on the performance of the Company.

In order to protect the value of our investment, we have nominated two independent directors who we believe will put the interests of stockholders first.

This Proxy Contest is Necessary and in the Best Interest of Stockholders

•	Prior to our Schedule 13D filing (filed on October 17, 2012, in which we called for Hampden Bancorp to pursue strategic alternatives), the Company’s share price had increased 1.6% from the closing price on its first day of trading.
•	The Company’s share price has advanced 29.64% since we filed our Schedule 13D, and we see no evidence that this performance is related to management’s initiatives as FY2013 results deteriorated from FY2012.
•	Hampden’s share price performance was weak prior to our involvement. In our opinion the share price may decline if we are not elected.

Management Failed to Acknowledge the Egregious Ratio of Insider Sales Relative to Insider Purchases

•	The Company’s management has stated that they “believe the company is undervalued by the market,” so we would expect the Company’s officers to be aggressive buyers of the Company’s stock. Unfortunately, that couldn’t be further from the truth. Based on the Company’s and management’s SEC filings, since 2008, there have been 63 insider transactions. Of the 63, only 3 have been insider purchases, while there have been 60 sales! Furthermore, the dollar value of those purchases totaled $17,025, while the dollar value of the sales totaled $1,351,288 (see chart below)! This evidence strongly suggests that insider’s interests are not aligned with stockholders.
•	Hampden wants stockholders to buy into their strategic initiatives. Why haven’t the insiders bought the stock???

We Have Not Misrepresented Any of Our Assertions

•	Our compensation numbers are straight out of SNL Financial (a database that Hampden also uses as a source in their proxy materials) and includes the value of stock and options that vest during that period.
•	Named executive officers’compensation exceeds the net income of Hampden (see chart below). The number of executives is irrelevant. The Company says that we failed to highlight the increasing number of executives. We are very concerned about the growth in officer positions in light of Hampden’s paltry historical loan growth rate.
•	These unnecessary additions in executive ranks corroborate the need for new oversight.
•	The “one-time severance” excuse offered by management accounts for a fraction of the $1.5 million by which named executive officers’ compensation exceeded Hampden’s net income.

Source: Factset Database

New Board Oversight is Imperative

•	Hampden’s “handpicked” nominees are the exact same directors that have led the bank to its historical underperformance.
•	We are not trying to force a sale. We have clearly stated in our filings that a sale should only be pursued if “the board were to determine this was in the best interests of the Company’s stockholders,” and that our director nominees will hold a minority position as two of ten board members.
•	We simply believe “retaining” an independent financial advisory firm to explore ALL strategic options is necessary to choose the best course for the future of the institution.

The Evidence Shows an Underperforming Bank with Officers Who Don’t Buy Their Own Stock. Recent Cost Cutting and Share Price Performance are a Direct Result of Pressure Applied by Clover. Why Now Vote to Remove That Pressure?

VOTE THE WHITE CARD

Please sign, date and return the WHITE proxy card TODAY by mailing it in the enclosed pre-addressed, stamped envelope, or follow the instructions on the enclosed WHITE proxy card to vote by Internet or telephone.

YOUR VOTE IS IMPORTANT. No matter how many shares you may own, we encourage you to make your shares count by making an informed vote. If you have any questions or need any assistance voting your shares, please contact Alliance Advisors, the proxy firm assisting us in this matter, toll-free at 1-877-777-5216.

Thank you for your support.

Sincerely,

MHC Mutual Conversion Fund, L.P.

Please also feel free to call or email MHC Mutual Conversion Fund, L.P. at the following

Johnny Guerry

Clover Partners LP

100 Crescent Court Suite 575

Dallas, Texas 75201

(214) 273 5200

(214) 273 5199 (fax)

JGuerry@cloverpartners.com

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of the Company and is soliciting votes for the election of Mr. Guerry and Mr. Base as members of the board. On October 8, 2013, MHC Mutual Conversion Fund, L.P. filed its definitive proxy statement and related proxy materials with the Securities and Exchange Commission (“SEC”), and has sent the definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2013 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund, and by contacting Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on October 8, 2013, which is incorporated herein by reference.